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                                                                    EXHIBIT 23.7


PERSONAL AND CONFIDENTIAL
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June 21, 2000

Board of Directors
Cybergold, Inc.
1330 Broadway
Oakland, CA 94612

Re:  Registration Statement of
     MyPoints.com, Inc.

Gentlemen:

Reference is made to our opinion letter dated April 14, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.00015 per share (the "Cybergold Shares"), of Cybergold, Inc. ("Cybergold") of the exchange ratio of .480 shares of Common Stock, par value $0.001 per share, of MyPoints.com, Inc. ("MyPoints") to be received for each Cybergold Share in the merger ("Merger") to be effected pursuant to the Agreement and Plan of Reorganization, dated as of April 14, 2000, by and among Cybergold, Mygo Acquisition Corporation, a wholly-owned subsidiary of MyPoints, and MyPoints (the "Agreement"). We understand that the Agreement contemplates the sale or other disposition of the Paytech Business, as such term is defined in the Agreement, immediately prior to the Merger.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Cybergold in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Cybergold has determined to include our opinion in the above-referenced Registration Statement.
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Cybergold, Inc.
June 21, 2000
Page Two

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Merger," "Background of the Merger and Related Agreements," "Cybergold's Reasons for the Merger," "Opinion of Goldman, Sachs & Co., Financial Advisor to Cybergold" and "Annex C" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.